AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day of June, 2012, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series to the Advisor Series Trust:

Exhibit DD, the Kellner Merger Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Douglas G. Hess	By: /s/Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Kellner – 6/2012

Exhibit DD to the Advisors Series Trust Fund Administration Servicing Agreement

Name of Series	Date Added
Kellner Merger Fund	On or after June 12, 2012

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at June, 2012

Annual Fee Based Upon Average Net Assets Per Fund*
10 basis points on the first $75 million
8 basis points on the next $250 million
5 basis points on the balance

Minimum annual fee:  $64,000 per fund

▪ Additional fee of $30,000 for each additional class
▪ Additional fee of $15,000 per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪ $12,000 /fund (subject to change based on Board review and approval)
▪ $9,000 for each additional fund (subject to change based on Board review and approval)
▪ $3,500 / sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the two fee schedules on this Exhibit DD.
Kellner Management, L.P.

By:  /s/Glen M. Friedman

Printed Name:  Glen M. Friedman

Title:  Chief Financial Officer                        Date:  6/5/12

Kellner – 6/2012

Exhibit DD (continued) to the Advisors Series Trust Fund Administration Servicing Agreement

FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at June, 2012

Annual Legal Administration (INCLUDED IN ANNUAL FEE)
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪ $15,000 additional minimum

Additional Services (NOT INCLUDED IN ANNUAL FEE)
▪ New fund launch – as negotiated based upon specific requirements
▪ Subsequent new fund launch – $15,000 /project
▪ Subsequent new share class launch – $10,000 /project
▪ Multi-managed funds – as negotiated based upon specific requirements
▪ Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪ Base fee – $20,000 /fund per year
▪ Setup – $2,500 /fund group
▪ Data Feed  – $0.15 /security per month

Section 15(c) Reporting
▪ $2,000 /fund per report – first class
▪ $600 /additional class report

Equity Attribution (Morningstar Direct)
▪ $16,000 first user
▪ $10,500 second user
▪ $8,000 thereafter

BookMark Electronic Board Book Portal
▪ USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪ Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪ Features password-protected, encrypted servers with automatic failover.
▪ Training and ongoing system support.
▪ Accessible from your smart phone or iPad.
▪ Allows multiple users to access materials concurrently.
▪ Searchable archive.
▪ Ability to make personal comments.

Annual Fee
▪ 0-10 users -   $4,800 (includes 3 GB of storage)
▪ 10-20 users - $6,000
▪ 20-30 users - $7,000
▪ 30-40 users - $8,000

Additional Storage:  3 GB included in annual charge; $500 for each additional 5 GB of storage

Daily Pre- and Post-Tax Performance Reporting (INCLUDED IN ANNUAL FEE) and/or Sub=Advisor Performance Reporting
▪ Performance Service – $300 /CUSIP per month
▪ Setup – $100 /CUSIP
▪ Conversion – quoted separately
▪ FTP Delivery – $2,500 setup /FTP site

Kellner – 6/2012                                3